UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 17, 2011

EXCO RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Texas	001-32743	74-1492779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12377 Merit Drive Suite 1700, LB 82 Dallas, Texas	75251
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 368-2084

(Former name or former address, if changed since last report): Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In conjunction with its annual review of 2011 year-end employee bonuses and officer salaries for 2012, on November 17, 2011, the Compensation Committee (the “Committee”) of the Board of Directors of EXCO Resources, Inc. (the “Company”) took the following actions with regard to the compensation of the Company’s “named executive officers” (the executive officers of the Company for whom disclosure was required in the Company’s proxy statement for its 2011 Annual Meeting of Shareholders):

1. Other than with respect to Mark E. Wilson, the Committee determined not to increase the base salaries of the named executive officers for 2012 compared to 2011. Mr. Wilson’s annual base salary will increase from $350,000 to $385,000 effective January 1, 2012.

2. The Committee approved the payment of cash bonuses to the named executive officers based on the Committee’s assessment of 2011 performance as follows:

Named Executive Officer	Amount of 2011 Cash Bonus
Douglas H. Miller	$500,000
Stephen F. Smith	$375,000
Harold L. Hickey	$237,500
William L. Boeing	$250,000
Mark E. Wilson	$175,000

3. The Committee approved awards of restricted stock under the Company’s 2005 Long-Term Incentive Plan to the named executive officers as follows:

Named Executive Officer	Number of Restricted Shares Awarded
Douglas H. Miller	266,317
Stephen F. Smith	199,529
Harold L. Hickey	120,218
William L. Boeing	132,741
Mark E. Wilson	92,668

The restricted stock awards will vest as follows: (i) 60% of the shares awarded will vest on the third anniversary of the grant date, (ii) 20% of the shares will vest on the fourth anniversary of the grant date, and (iii) the remaining 20% of the shares will vest on the fifth anniversary of the grant date. The vesting of the restricted stock accelerates immediately upon a “change of control” as defined in the 2005 Long-Term Incentive Plan or upon the death or permanent disability of the named executive officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 23, 2011	EXCO RESOURCES, INC.

	By:	/s/ J. DOUGLAS RAMSEY
J. Douglas Ramsey, Ph.D.
Vice President – Finance